Exhibit 99.1

Oak Woods Acquisition Corporation Announces Closing of $57,500,000 Initial Public Offering and Full Exercise of Over-Allotment Option

ONTARIO, CANADA, March 28, 2023 (GLOBE NEWSWIRE) -- Oak Woods Acquisition Corporation (the “Company”) announced today the closing of its initial public offering of 5,750,000 units at $10.00 per unit, including 750,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The units are listed on Nasdaq (“Nasdaq”) and began trading on March 24, 2023, under the ticker symbol “OAKUU”. Each unit consists of one Class A ordinary share, one redeemable warrant and one right to receive one-sixth (1/6) of a Class A ordinary share upon the consummation of an initial business combination. Each redeemable warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares, rights and warrants will be traded on Nasdaq under the symbols “OAKU,” “OAKUR” and “OAKUW,” respectively.

The Company is a newly organized blank check company incorporated as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, it intends to focus on businesses that have their primary operations in the technology-enabled healthcare services industry located in the Asia-pacific region. The Company is led by Lixin Zheng, Chief Executive Officer, Chief Financial Officer, Chairman and Director.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) acted as the sole book running manager for the offering.

RAITI, PLLC is serving as legal counsel to the Company. Ortoli Rosenstadt LLP is serving as counsel to EF Hutton.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments, LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement on Form S-1 (File No. 333-269862) relating to these securities was filed with and declared effective by the Securities and Exchange Commission (“SEC”) on March 23, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering, the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Lixin Zheng

Chief Executive Officer, Chief Financial Officer, Chairman and Director
Oak Woods Acquisition Corp.

Email: pr@oakwoodsacquisition.com
Phone: (+1) 403-561-7750